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                                                                    EXHIBIT 10.6




                               AMENDMENT NO. 1 TO
                              EMPLOYMENT AGREEMENT


         This AMENDMENT NO. 1 (the "Amendment") is made as of this 6th day of March 1994, by and between VAXCEL, INC., a Delaware corporation ("Vaxcel") and PAUL J. WILSON (the '"Executive") to amend the Employment Agreement between Vaxcel and the Executive, dated August 16, 1993 (dated August 16, 1993 (the "Employment Agreement").

                                    RECITALS

         WHEREAS, pursuant to the Employment Agreement, the Executive is employed as President and Chief Executive Officer of Vaxcel, and Vaxcel and the Executive wish to amend and clarify certain terms of the Employment Agreement;

         NOW, THEREFORE, in consideration of the premises and the covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Section 1.01 is hereby amended to read in its entirety as follows

                  "1.10 Term. Vaxcel hereby employs the Executive subject to the terms and conditions hereto, and the Executive accepts such employment with Vaxcel for a term (the "Term") beginning on August 16, 1993 (the "Effective Date") and ending on the fifth anniversary of the Effective Date, unless terminated earlier in accordance with Article IV hereof. Vaxcel will, in good faith, consider an extension of this agreement upon mutually acceptable terms at the end of the Term."

         2. Section 2.01 is hereby amended to read in its entirety as follows:

                  "2.01 Cash Compensation. As total cash compensation for his services rendered during the Term, Vaxcel shall pay the Executive an annual salary of $175,000 for the first 12 months during the Term, $187,000 for the second 12 months during the Term, $200,000 for the third 12 months during the Term, $214,000 for the fourth 12 months during the Term and $229,000 for the fifth 12 months during the Term, payable in equal monthly installments. The Executive will not be eligible to receive or be considered for cash bonuses during the first, second or third 12-month periods during the Term, it being understood and acknowledged by the Executive that the foregoing cash compensation includes an allowance for bonuses for such periods."

         3. Section 2.02 is hereby amended to read in its entirety as follows:

                  "2.02 Stock Options. Vaxcel has granted to the Executive, subject to his execution of this Agreement, options under its 1993 Stock Option Plan to purchase up to 500,000 shares of Common Stock of Vaxcel ("Vaxcel Shares") at exercise prices of (1)
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$1.75 per share for the Category I, Category II and Category III Options (as
defined below) and (2) $2.25 per share for the Category IV Options (as defined below) and otherwise in the form of Exhibit A hereto (collectively, the "Executive Options"). The Executive Options will vest and be exercisable, subject to the provisions of Article IV, as follows:

                  (a) Category I Options. Options to purchase up to 120,000 Vaxcel Shares (the "Category I Options") will vest according to the following schedule:

                  (i) 40,000 to vest on the first anniversary of the Effective Date;

                  (ii) 40,000 to vest on the second anniversary of the Effective Date; and

                  (iii) 40,000 to vest on the third anniversary of the Effective Date; and

                  (b) Category II Options. Options to purchase up to 225,000 Vaxcel Shares (the "Category II Options") will vest when and if any of the following occur during the term of the Executive's employment with Vaxcel (even if such event occurs during the Executive's employment with Vaxcel after the
Term):

                  (i) 65,000 to vest when Vaxcel consummates any equity financing or financings which in the aggregate provide the first $5,000,000 in net proceeds to Vaxcel;

                  (ii) 40,000 to vest when Vaxcel consummates any equity financing or financings which in the aggregate provide the next $15,000,000 in net proceeds to Vaxcel;

                  (iii) 40,000 to vest when Vaxcel achieves $1,000,000 in Titermax(R) sales in any 12-month period;

                  (iv) 40,000 to vest upon the successful completion by Vaxcel of the first significant development and commercialization agreement with a major corporate vaccine partner related to a product under the Optivax(TM) License Agreement or any other product, as determined by the Vaxcel Board of Directors;

                  (v) 40,000 to vest upon the successful completion by Vaxcel of the second significant development and commercialization agreement with a major corporate vaccine partner related to an Optivax(TM) product or any other product, as determined by the Vaxcel Board of Directors; and,

                  (vi) notwithstanding the terms set forth above, all options specified in (i), (ii), (iii) and (v) vest immediately upon the consummation of an initial public offering by Vaxcel, if at the time of such initial public offering, the


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                  pre-offering value of Vaxcel on a fully-diluted basis,
                  calculated using the actual price to the public in the offering, is equal to or greater than $40 million.

For purposes of this Agreement, "Net Proceeds" means gross proceeds from the sale of securities less any expenses, fees and underwriting discounts incurred in connection with the financing;

                  (c) Category III Options. Options to purchase up to 55,000 Vaxcel Shares (the "Category III Options") will vest if the price of Vaxcel Common Stock reaches or exceeds an average of $8.00 per share, subject to proportionate adjustment for stock splits and similar occurrences, during any 20 consecutive trading days during the term of the Executive's employment with Vaxcel (even if such event occurs during the Executive's employment with Vaxcel after the Term).

                  (d) Category IV Options. Options to purchase up to 100,000 Vaxcel Shares (the "Category IV Options") will vest according to the following schedule or, in the case of (iii), when and if the specified event occurs during the term of the Executive's employment with Vaxcel (even if such event occurs during the Executive's employment with Vaxcel after the Term):

                  (i) 35,000 to vest on the fourth anniversary of the Effective Date;

                  (ii) 35,000 to vest on the fifth anniversary of the Effective Date; and

                  (iii) 30,000 to vest if Vaxcel or its collaborator submits to the U.S. Food and Drug Administration a Product License Application for any Vaxcel product.

         5. Section 4.04 is hereby amended to read in its entirety as follows:

                  "4.04 Severance During Term. If the Executive's employment is terminated by Vaxcel prior to the expiration of the Term, the Executive shall be entitled to receive the following amount as severance:

                  (i) An amount equal to three month's salary (at the then-current salary rate), if the Executive's employment is terminated under Section 4.01(ii), and an amount equal to one month's salary (at the then-current salary rate), if the Executive's employment is terminated for any other reason under Section 4.01;

                  (ii) An amount equal to six month's salary, if the Executive employment is terminated by reason of the Executive's death or disability under Section 4.02;




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                  (iii) An amount equal to the cash compensation payable to the
                  Executive for the remainder of the initial 36-month period of the Term, if the Executive's employment is terminated by Vaxcel without cause under Section 4.03 hereof during the initial 36-month period of the Term, provided however, that in no event shall the Executive receive less than 12 months of salary at the then-current salary rate; or

                  (iv) An amount equal to 12 months of salary at the then-current salary rate, if the Executive's employment is terminated by Vaxcel without cause under Section 4.03 hereof during the fourth or fifth 12-month period of the Term.

         6. Section 4.07 is hereby amended to read in its entirety as follows:

                  "4.07 Effect of Termination on Executive Options.

                  (a) If the Executive's employment is terminated by Vaxcel for cause under Section 4.01, all Executive Options shall cease vesting as of the effective date of termination, and shall remain exercisable for a period of ninety (90) days after such termination (the "Expiration Date"). If the Executive Options are not exercised prior to the Expiration Date, they will be canceled.

                  (b) If the Executive's employment is terminated during the Term for any reason (except termination for cause under Section 4.01), the portion of the Category I and Category IV Options that would have vested at the next subsequent anniversary will accelerate and become vested immediately.

                  (c) All vested Category I, Category II, Category III and Category IV Options will remain exercisable for ninety (90) days after the effective date of termination of the Executive's employment.

                  (d) If the Executive's employment is terminated during the Term for any reason (except termination for cause under Section 4.01), and any of the milestones (other than anniversary vesting) set forth for the Category II, Category III or Category IV Options are achieved by Vaxcel within 12 months after the effective date of the termination of the Executive's employment, the portion of such options that would have vested under such terms will vest as of the date of such event and will remain exercisable for ninety (90) days after the vesting date."

         7. Effect of Amendment. This Amendment shall become effective as of the date and year stated above. Except as expressly amended or modified herein, all of the terms and conditions of the Employment Agreement shall continue in full force and effect. Vaxcel and the Executive may prepare and execute a new document which restates the Employment Agreement, after giving effect to the terms contained in this Amendment.



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         8. Entire Agreement. The Employment Agreement, is amended by this
Amendment, contains the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior oral or written agreements between the parties with respect to such matters.

         9. Counterparts. This Amendment shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Amendment may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears therein, but all of which together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

VAXEL, INC.                             EXECUTIVE


By: _______________________________     ________________________________________
     Jack J. Luchese                         Paul J. Wilson
     Chairman of the Board of
     Directors




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